FORM N-SAR
Exhibits 77Q1(e)

MAINSTAY VP SERIES FUND, INC.
811-03833
For Period Ended 6/30/10

MAINSTAY VP SERIES FUND, INC.

AMENDMENT TO THE AMENDED AND RESTATED SUBADVISORY AGREEMENT

This Amendment to the Amended and Restated Subadvisory Agreement, is made as of the 1st  day of July 2010, between New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”) and Winslow Capital Management, Inc., a  Minnesota corporation (the "Subadvisor") and subsidiary of Nuveen Investments, Inc., a Delaware corporation.

WHEREAS, the Manager and the Subadvisor are parties to an Amended and Restated Subadvisory Agreement, dated December 26, 2008, related to MainStay VP Series Fund, Inc. (the “Agreement”); and

WHEREAS, the parties hereby wish to amend the Agreement to reflect certain fee changes.

NOW, THEREFORE, the parties agree as follows:

(i)	effective July 1, 2010, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

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IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest: /s/Thomas Lynch___                                                                By:            _/s/ Stephen Fisher____
Name:           Thomas Lynch                                                      Name:           Stephen P. Fisher
Title:                      Vice President & Assistant                                                                Title:           Senior Managing Director
General Counsel

WINSLOW CAPITAL MANAGEMENT, INC.

Attest:/s/ Juan A. Baillon                                                                By: /s/ Clark Winslow__
Name:           Juan A. Baillon                                                                Name:           Clark J. Winslow
Title:           CAO, CFO, Sr. Managing Director                                                                           Title:           Chief Executive Officer
SCHEDULE A
(As of July 1, 2010)

1. Subadvisor shall provide services for the following portfolios of the Company:

•	MainStay VP Large Cap Growth Portfolio

2. Subadvisor shall be paid:

0.40% of the average daily net asset value of all Subadvisor-serviced investment company assets managed by the Manager, including portfolios of the Company, up to $100 million;

0.35% of the average daily net asset value of all Subadvisor-serviced investment company assets managed by the Manager, including portfolios of the Company, from $100 million to $350 million;

0.30% of the average daily net asset value of all Subadvisor-serviced investment company assets managed by the Manager, including portfolios of the Company, from $350 million to $600 million;

0.25% of the average daily net asset value of all Subadvisor-serviced investment company assets managed by the Manager, including portfolios of the Company, from $600 million to $1 billion; and

0.20% of the average daily net asset value of all Subadvisor-serviced investment company assets managed by the Manager, including portfolios of the Company, in excess of $1 billion.